Exhibit 5.1

May 25, 2007

EMAK Worldwide, Inc.

6330 San Vicente Blvd.

Los Angeles, CA 90048

Re:	Registration Statement on Form S-8

Ladies/Gentlemen:

I am the General Counsel of EMAK Worldwide, Inc., a Delaware corporation (the “Company”), and am delivering this opinion in connection with the registration by the Company, pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 25, 2007 (the “Registration Statement”), of an aggregate of 550,000 shares of the Company’s common stock, $.001 par value per share (the “Shares), issuable under the Company’s 2004 Non-Employee Director Stock Incentive Plan and 2004 Stock Incentive Plan (the “Plans”).

I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with my examination, I have assumed the genuiness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is my opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Plans, will be validly issued, fully paid and nonassessable.

I express no opinion with respect to laws other than those of the State of Delaware and the federal laws of the United States of America, and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,

/s/ TERESA L. TORMEY, ESQ.